Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
James River Coal Company:

We consent to the incorporation by reference in the registration statements (No. 333-129970) on Form S-3 and (No. 333-126860) on Form S-8 of James River Coal Company of our reports dated March 15, 2007, with respect to the consolidated balance sheets of James River Coal Company and subsidiaries as of December 31, 2006 and 2005 (Successor Company), and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years then ended (Successor Company), the eight months ended December 31, 2004 (Successor Company), and the four months ended April 30, 2004 (Predecessor Company), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appears in the December 31, 2006 annual report on Form 10-K of James River Coal Company. Our report on the consolidated financial statements included explanatory paragraphs that state that (1) in connection with the Company’s emergence from Chapter 11, all assets and liabilities were restated to their respective fair values as of May 6, 2004 in order to reflect the effects of fresh start accounting and, as a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable and (2) the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans during 2006.

/s/ KPMG LLP

Richmond, Virginia
March 15, 2007